OMNIALUO, INC.

AGREEMENT WITH PRINCIPAL SHAREHOLDER, CHIEF EXECUTIVE OFFICER AND DIRECTOR

THIS AGREEMENT (the “Agreement”) is made as of the 9th day of October, 2007 and is by and between Wentworth II, Inc, a Delaware corporation which will change its corporate name to OmniaLuo, Inc. (hereinafter referred to as “Company”) and Zheng Luo (hereinafter referred to as the “CEO”).

BACKGROUND

On October 9, 2007, the Company entered into a Share Exchange Agreement, which is attached to the Company’s October 9, 2007 Current Report on Form 8-K under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Agreement”), with Omnia Luo Group Limited, a British Virgin Islands company (“Omnia”), pursuant to which the Company will, subject to the terms and conditions thereof, acquire all of the equity interest of Omnia and, indirectly, all of Omnia’s subsidiaries, in exchange for 93.75% of the Company’s Common Stock on a fully diluted basis as of the time of the closing of the exchange under the Exchange Agreement (the “Exchange”). Concurrently with the Exchange, the Company will consummate a private equity financing with accredited investors of at least $4 million (the “Financing”). CEO is the principal shareholder and chief executive officer and designer of Omnia.

The closing of the Exchange is conditioned, among other things, on the prior execution and delivery by CEO of this Agreement, the consummation of the Financing is conditioned on the prior closing of the Exchange, and the contemplated execution and delivery of this Agreement by the CEO has been disclosed to investors in the Financing. This Agreement shall therefore be deemed an integral part of the Exchange Agreement and a material term of the Exchange.

The Board of Directors of the Company desires to appoint CEO as the chief executive officer of the Company and as a director of the Company and to have CEO perform the duties of chief executive officer and director and CEO desires to be so appointed for such positions and to perform the duties required of such positions in accordance with the terms and conditions of this Agreement and applicable Delaware law.

The CEO acknowledges and agrees that her entry into this Agreement and agreement to all of its terms, including, without limitation, Sections 5 and 6, is a necessary inducement to the approval and consummation of the Exchange by the Company and by other shareholders of Omnia, and that she will receive substantial and direct benefits from the consummation of the Exchange.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, Company and CEO hereby agree as follows:

1. DUTIES. The Company requires that CEO be available to perform the duties of chief executive officer and as an inside (non-independent) director and such other duties customarily related to these positions as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its certificate of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including the Delaware General Corporation Law. CEO agrees to devote as much time as is necessary to perform completely the duties as Chief executive officer and as a director of the Company, including duties as a member of such committees as CEO may hereafter be appointed to. The CEO will perform such duties described herein in accordance with the general fiduciary duties of officers and directors arising under the Delaware General Corporation Law. The Company and the CEO acknowledge and agree that the CEO is also serving as the General Manager, chief designer, Legal Representative and as a director of Shenzhen Oriental Fashion Co., Ltd, the Company’s primary operating subsidiary (“Oriental Fashion” or the “Operating Company”), that a substantial portion of the CEO’s time and attention will be devoted to the business and affairs of Oriental Fashion, that such time and attention to the business and affairs of Oriental Fashion is for the benefit of the Company and in furtherance of the CEO’s duties and responsibilities to the Company under this Agreement and applicable law, and that the CEO will not be required to allocate any fixed minimum required amount of time to any one entity during any one time period, although is expected and required to devote substantially all of her time and attention during normal business hours to the affairs of the Company and/or Oriental Fashion.

2. TERM. The term of this Agreement shall commence as of the date of the consummation of the Exchange, and shall continue until the CEO’s removal or resignation from all executive positions with both the Company and Oriental Fashion (the “Term”).

3. COMPENSATION. The CEO is and shall be compensated separately by Oriental Fashion for all future services provided to Oriental Fashion in accordance with the terms of a separate employment agreement dated as of January 1, 2007 between Oriental Fashion and the CEO (the “Operating Company Employment Agreement”). The CEO shall also be eligible to receive such other compensation, and to participate in such other Company executive benefit plans, as is determined by the Company’s Board of Directors (including in any such determination the affirmative vote or consent of a majority of the Company’s independent directors).

4. EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse CEO for reasonable and necessary business related expenses incurred in good faith in the performance of CEO’s duties for the Company. Such payments shall be made by the Company upon submission by the CEO of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentation to support the expenditures. Reimbursement for individual expenses (or groups of related expenses) exceeding $30,000 shall require approval of the Company’s Board of Directors or of the Compensation Committee of the Board.

5. CONFIDENTIALITY. The Company and CEO each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, CEO shall necessarily be developing and obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to (i) business methods, development, marketing and sales plans and strategies, (ii) customer lists and customer relationships, (iii) prices and pricing strategies, (iv) past, present and future research, (v) training methods, (vi) information systems, inventions, processes, software codes and specifications, (vii) compilations of information (including without limitation studies, records, reports, drawings, memoranda, drafts and any other related information), (viii) trade secrets, patents, works and any and all other proprietary information whether embodied in products or otherwise, (ix) financial data, and (x) any and all other ideas, concepts, strategies, suggestions and recommendations relating without limitation to any of the foregoing or to any products or services offered or developed, or to be developed or proposed to be developed by the Company (“Business Information”). CEO covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any confidential Business Information during the Term and for a period of 60 months thereafter.

6. NON-COMPETITION.

(a) During the Term and for a period of sixty (60) months following the end of the Term (the "Restricted Period"), the CEO shall not, directly or indirectly, unless otherwise approved by the Company’s Board of Directors (including in any such approval the affirmative vote or consent of a majority of the Company’s independent directors, and provided further that if there shall then be no independent directors, such approval shall be ratified by the affirmative vote or written consent of the holders of a majority of the Company’s shares of Common Stock which are not held by the CEO, her family relatives or other officers of the Company or of Oriental Fashion):

(i)
in any manner whatsoever engage, for the CEO’s own personal benefit or for the benefit of any person or entity other than the Company or any subsidiary or Company-controlled affiliate, in any capacity in any business competitive with:

(1) the Company's current lines of business (which comprise the design, development, marketing, sale, production and distribution of women’s apparel),

(2) any business currently proposed to be engaged in by the Company, any of its subsidiaries (including Oriental Fashion) or by any Company-controlled affiliates, with business currently proposed to be engaged in determined by reference to the description under “Business of the Company” in the draft prospectus included in the form of SB-2 Registration Statement attached to the Company’s Private Placement Memorandum dated September 10, 2007 delivered to investors in the Financing, or

(3) any other business engaged in by the Company and primarily involving fashion or apparel (collectively, the "Company's Business"); or

(ii)	have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business;

provided, however, that:

(1) the CEO may hold, directly or indirectly, solely as an investment, and with now role in operations or management, not more than five percent (5%) of the outstanding securities of any person or entity notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business;

(2) family relatives of the CEO may own, control and manage the business of Shenzhen Oumeng Industry Co., Ltd. (“Oumeng”) without such activities being attributed to the CEO, provided Oumeng is at all time in compliance with the terms and conditions of the Non-Competition Agreement between it and Oriental Fashion; and

(3) the CEO may engage in not-for-profit activities related to the Company’s industry and its and the industry’s products, but shall keep Company’s Board of Directors (including the independent directors) advised of such activities on a periodic basis.

(b) In addition, during the Restricted Period, the CEO shall not (i) publicize, market or otherwise associate (whether through financing or otherwise) herself and/or her name, “Luo Zheng”, “C Luo”, “Omnia Luo” or any derivative of her name, whether in Chinese or English, in connection with the development or marketing of any fashion brands, products or accessories, other than fashion brands owned by the Company, its subsidiaries or Company-controlled affiliates, or (ii) otherwise develop, enhance, license or support (including making public appearances on behalf of) any brands, trademarks, designs or any other property for use in a business competitive with the Company's Business on behalf of any person or entity other than the Company, its subsidiaries and Company-controlled affiliates, provided, however, that it is acknowledged and agreed that the CEO may and will participate in the ordinary course as a well-known and leading designer in women’s fashion industry-related trade shows, conferences, presentations and exhibits in which fellow and often competing designers may provide each other with mutual publicity, support, encouragement and advice, including public appearances on each others’ behalf, without violating the terms of this Section 6.

(c) CEO agrees that if any pending, unregistered or otherwise incomplete transfers of the “C-LUO INTUITION” or “CLUO Little Princess” trademarks to third parties are, for any reason, not completed within 18 months of this Agreement, she will either (a) terminate and permanently abandon any use of such trademarks, or (b) transfer them to Oriental Fashion for no additional consideration.

(d) CEO acknowledges and agrees that she is not entitled to any additional cash, equity or other compensation under applicable United States law for performance by her or enforcement by the Company of the provisions of this Section 6 of this Agreement. The parties acknowledge that enforcement of any post-employment non-competition provisions of the Operating Company Employment Agreement may require payment by Oriental Fashion to the CEO of reasonable compensation as required by applicable non-U.S. law.

7. NON-SOLICITATION OF EMPLOYEES. During the Term and during the Restricted Period, the CEO shall not, directly or indirectly, solicit the employment of, or offer employment to, any individual who is or was at any time within the 12 months preceding such solicitation or such offer an employee or full-time consultant to the Company or to any subsidiary or Company-controlled affiliate, provided, however, that general advertising to hire employees not directed to any specific individual shall not be deemed solicitation of employment for purposes of the foregoing.

8.	ENFORCEMENT OF RESTRICTIVE COVENANTS; SPECIFIC PERFORMANCE.

It is expressly understood by and between the Company and the CEO that the covenants contained in Sections 5, 6 and 7 are an essential element of this Agreement and that but for the agreement by the CEO to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the Company or any Company-controlled affiliate or subsidiary of the Company, including relations with their employees, clients, customers and accounts, the Company would not enter into this Agreement or permit Oriental Fashion or any other subsidiary to enter into compensatory arrangements with the CEO. If, at any time, the provisions of Sections 5, 6 or 7 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, such Section shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the CEO hereby agrees that such Section as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as provided in Sections 5, 6 or 7, nothing in this Agreement shall prevent or restrict the CEO from engaging in any business or industry in any capacity. Without intending to limit the remedies available to the Company or its affiliates or subsidiaries, the CEO hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Executive violates any of the provisions of Section 5, 6 or 7, and that, in addition to money damages, the Company or its affiliates or subsidiaries may apply for and, upon the requisite showing, obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in Section 5, 6 or 7.

9. ENFORCEMENT OF OBLIGATIONS TO, AND RIGHTS OF, OPERATING COMPANY AND OTHER SUBSIDIARIES.  The CEO acknowledges and agrees that the CEO’s duties and obligations to, and the rights of, the Company’s subsidiaries, including Oriental Fashion, under the CEO’s Operating Company Employment Agreement(s) with the Operating Company, are of material importance to the Company, and that the Company has a significant and continuing interest in the enforcement of those obligations and duties and assertion of the Operating Company’s rights under those agreements. Therefore the CEO agrees that the Company shall be entitled to enforce those rights on behalf of the Company as if the Company were a direct party to those agreements, and the CEO waives any right to object to the Company’s standing to appear in any proceeding, whether in the People’s Republic of China or elsewhere, in lieu of, or in addition to, Oriental Fashion.

10. INDEMNIFICATION FOR NON-ASSUMED LIABILITIES.

(a)  The CEO hereby agrees, that provided each of the following conditions is met:

(i) a third party (whether a private party or governmental body or agency) asserts in writing that the Company , the Operating Company or any other subsidiary of the Company is liable or obligated for debts, liabilities or obligations of Shenzhen Oumeng Industry Co., Ltd, a company incorporated and organized in Shenzhen, Guangdong Province, PRC (“Oumeng”), and previously an affiliate of the CEO, to such third party (a “Claim”); and

(ii) Oumeng fails within 30 days of demand by the Company or the Operating Company to pay in full or otherwise satisfy or provide adequate security for such Claim (which demand on Oumeng may be authorized without the vote or approval of the CEO or any director of the Company affiliated with Oumeng);

then the CEO will indemnify and hold harmless the Company and/or the Operating Company or subsidiary from and against the Claim.

(b) The CEO shall not be required to pay any alleged Claim as long as Oumeng is actively contesting the validity or legality of the Claim as against Oumeng or the Company or the Operating Company, provided each of the following requirements is met:

(i) such defense by Oumeng has a good faith basis in law, as supported by an opinion of outside counsel to the Operating Company;

(ii) no overt action has been taken by the third party to enforce such Claim against the Company or Operating Company assets or operations; and

(iii) the continued assertion of the Claim does not, in the judgement of the Company’s Board of Directors, have a material adverse effect on the Company’s business, operations, financial condition or the market price of its publicly-traded securities. The existence of a requirement under U.S. securities law for the Company to publicly disclose the existence of a Claim, or the disclosure by Company of such Claim, shall not by itself constitute a failure to meet this requirement.

11. ARBITRATION. Except as provided in Section 8, and except to the extent not permitted by applicable local law for all enforcement proceedings on behalf of any subsidiary pursuant to Section 9, or to the extent that a parallel arbitration proceeding in the PRC has been commenced by the CEO, the Company or the Operating Company and has not yet concluded with a decision, all controversies, claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration before a board of three arbitrators under the rules of the American Arbitration Association in San Francisco, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrators(s) may be entered in any court of competent jurisdiction. The CEO shall select one arbitrator, the Company (at the direction of the independent directors of the Company) shall select a second arbitrator, and the two arbitrators so chosen shall select the third arbitrator. The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.

12. TERMINATION. With or without cause, the Company and CEO may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to CEO any compensation and expenses due up to the date of the termination, but the provisions of Sections 5, 6, 7, 8, 9, 10, 11 and 13 shall survive such termination. If the CEO voluntarily resigns prior to December 31st of any year, the Company shall be entitled to receive, upon written request by the Company, a prorated refund of any Company-paid compensation that relates to the period after the termination date. Such written request must be submitted within ninety (90) days of the termination date. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing the CEO as a director with immediate effect at any time for any reason.

13. INDEMNIFICATION.

(a) The Company shall indemnify, defend and hold harmless CEO, to the full extent allowed by the law of the State of Delaware and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement (including, without limitation, the Indemnification Agreement executed herewith), vote of stockholders or disinterested directors or otherwise, both as to action in CEO’s official capacity and as to action in another capacity while holding such office, provided that this Section shall not be applicable to the CEO’s indemnification obligations under Section 10. The Company and the CEO may enter into the Company’s standard form of Indemnification Agreement for directors and executive officers, provided that that Indemnification Agreement shall not be applicable to the CEO’s indemnification obligations under Section 10.

(b) The CEO shall indemnify, defend and hold the Company and Oriental Fashion harmless from and against any damages incurred or suffered by the Company or Oriental Fashion, as the case may be, resulting from or arising out of any failure by the CEO to perform any covenant of the CEO in Sections 5, 6 or 7 of this Agreement.

14. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

15. NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

16. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware without reference to that state’s conflicts of laws principles.

17. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the CEO under this Agreement are personal and therefore CEO may not assign any right or duty under this Agreement without the prior written consent of the Company.

18. MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of the within Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

19. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

21. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

WENTWORTH, INC.

By:
Name: Kevin R. Keating
Title: President

CEO

By:
Name: Zheng Luo
Address: